Exhibit 10.22

Summary of 2015 Executive Officer Compensation

The following shows the 2015 annual salary for each of Mattersight’s current executive officers:

Kelly D. Conway, President and Chief Executive Officer:	$350,000

Christopher J. Danson, Executive Vice President of Delivery:	$300,000

Richard M. Dresden, Executive Vice President of Sales:	$275,000

David R. Gustafson, Executive Vice President of Products and Customer Operations:	$300,000

Mark Iserloth, Vice President and Chief Financial Officer:	$280,000

Each of these executive officers have target bonus percentages as set forth in their employment agreements with Mattersight and modified with approval of the Compensation Committee of our Board of Directors from time to time. Additional information concerning the compensation of these executive officers is set forth in the Proxy Statement on Form 14A filed by Mattersight Corporation with the Securities and Exchange Commission.